Exhibit 8.1

ALSTON & BIRD

2200 Ross Avenue, Suite 2300

Dallas, TX 75201

214-922-3400 | Fax: 214-922-3899

www.alston.com

June 14, 2023

Consumer Portfolio Services, Inc.

3800 Howard Hughes Parkway, Suite 1400

Las Vegas, Nevada 89169

Ladies and Gentlemen:

We are acting as counsel to Consumer Portfolio Services, Inc. (the “Company”) in connection with a public offering of up to $50,000,000 aggregate principal amount of renewable unsecured subordinated notes (the “Notes”) to be issued under an indenture (the “Indenture”) between the Company and Computershare Trust Company, National Association, as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), originally dated September 24, 2010, as supplemented on December 7, 2010, January 23, 2014 and June 14, 2023.

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(i)	the Registration Statement on Form S-3 relating to the Notes, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof;
(ii)	the Indenture and supplements thereto, filed as exhibits to the Registration Statement;
(iii)	the Articles of Incorporation of the Company, as presently in effect, incorporated by reference in the Registration Statement; and
(iv)	the form of Notes attached as an exhibit to the Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as original documents, and conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies.

On the basis of the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that the statements under the heading “Material Federal Income Tax Consequences” in the prospectus contained in the Registration Statement insofar as such statements purport to constitute a summary of federal income tax law or legal conclusions with respect thereto, while not discussing all possible consequences to holders of an investment in the Notes, constitute in all material respects an accurate summary of such matters and conclusions subject to the qualifications and assumptions stated therein.

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The opinion herein is based upon our interpretations of current law, including court authority and existing and Final and Temporary Regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances or law after the date hereof. In addition, our opinion is based upon the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or any court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the use and filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference in our firm under the caption “Legal Matters” in the prospectus contained therein. In giving such consent, we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, ALSTON & BIRD LLP

By: /s/ Mark W. Harris
Mark W. Harris
A Partner

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